THE CHUBB CORPORATION

Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

     Significant subsidiaries at December 31, 2001 of The Chubb Corporation, a New Jersey Corporation, and their subsidiaries (indented), together with the percentages of ownership, are set forth below.

		Percentage
	Place of	of Securities
Company	Incorporation	Owned

Federal Insurance Company	Indiana	100%

Vigilant Insurance Company	New York	100

Pacific Indemnity Company	Wisconsin	100

Northwestern Pacific Indemnity Company	Oregon	100

Texas Pacific Indemnity Company	Texas	100

Great Northern Insurance Company	Minnesota	100

Chubb Insurance Company of New Jersey	New Jersey	100

Chubb Custom Insurance Company	Delaware	100

Chubb National Insurance Company	Indiana	100

Chubb Indemnity Insurance Company	New York	100

Executive Risk Indemnity Inc.	Delaware	100

Executive Risk Specialty Insurance Company	Connecticut	100

Quadrant Indemnity Company	Connecticut	100

CC Canada Holdings Ltd.	Canada	100

Chubb Insurance Company of Canada	Canada	100

Chubb Insurance Company of Europe, S.A.	Belgium	100

Chubb Insurance Company of Australia Limited	Australia	100

Chubb Argentina de Seguros, S.A.	Argentina	100

Chubb Atlantic Indemnity Ltd.	Bermuda	100

DHC Corporation	Delaware	100

Chubb do Brasil Companhia de Seguros	Brazil	99

Bellemead Development Corporation	Delaware	100

Chubb Capital Corporation	New Jersey	100

Chubb Financial Solutions, Inc.	Delaware	100

      Certain other subsidiaries of the Corporation and its consolidated subsidiaries have been omitted since, in the aggregate, they would not constitute a significant subsidiary.

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